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                                                                     Exhibit 5.1


                               October 21, 1997


QuadraMed Corporation
80 East Sir Francis Drake Blvd., Ste. 2A
Larkspur, California 94939

Ladies and Gentlemen:

We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with its registration of an aggregate of 300,000 shares of its common stock, proposed to be issued by the Company, plus an over-allotment of 45,000 shares offered by the Company (the "Shares"), all as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into among the Company and Jefferies & Company, Inc., Oppenheimer & Co., Inc., Piper Jaffray Inc. and Pacific Growth Equities, Inc. as representatives of the several underwriters (the "Underwriters") named in such Underwriting Agreement.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Second Amended and Restated Certificate of Incorporation, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold by the Underwriters at a price established by the Price Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.
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QuadraMed Corporation                                        October 21, 1997
                                                                       Page 2


        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                Very truly yours,


                                BROBECK, PHLEGER & HARRISON LLP